                                                                   Exhibit 10.13

                           BioPro Pharmaceutical, Inc.

BioPro Pharmaceutical, Inc. hereby agrees that the License and Distribution Agreement between BioPro Pharmaceutical, Inc and Valera Pharmaceutical, Inc. dated as of January 28, 2005, shall only be effective when Valera has received the $300,000 milestone payment as provided in Article 1, paragraph 7.1. Said payment shall be received no later than the close of business in New York on February 1, 2005.


                                        /s/ Huang TTS
                                        ----------------------------------------
                                        Chairman and CEO

Dated January 28, 2005
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                                                                  EXECUTION COPY

                       LICENSE AND DISTRIBUTION AGREEMENT

     THIS LICENSE AND DISTRIBUTION AGREEMENT is entered into as of the 28 day of January 2005, by and between VALERA PHARMACEUTICALS, INC., a corporation incorporated under the laws of the state of Delaware with its principal place of business located at 8 Clarke Drive, Cranbury, New Jersey 08512-3617 ("VALERA"), and BIOPRO PHARMACEUTICAL INC., a corporation incorporated under the laws of the Commonwealth of Virginia with its principal place of business located at 21 Sky Road, Mill Valley, California 94941 ("BIOPRO").

                                   BACKGROUND

     WHEREAS BioPro is engaged in the marketing, sale and distribution of various pharmaceutical products used in the treatment of cancer in Asia;

     WHEREAS Valera has developed and is the sole owner or exclusive licensee of certain Patent Rights (as defined below) and other Intellectual Property (as defined below) relating to a certain Product (as defined below);

     WHEREAS Valera wishes to appoint BioPro as the exclusive licensee and distributor of the Product in the Territory (as defined below) for use in the same indications for which Valera owns or controls an approval from the United States Food and Drug Administration or similar agency of a foreign government, the whole in accordance with the terms and conditions set forth in this Agreement;

     WHEREAS BioPro desires Valera to supply BioPro with the Product on an exclusive basis in the Territory prior to Regulatory Approval (as defined below), and following receipt of Regulatory Approval, for distribution and sale in the Territory for use in the indications described above, the whole in accordance with the terms and conditions set forth in this Agreement.

                                      TERMS

     NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration, BioPro and Valera hereby covenant and agree as follows:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

     1.1 DEFINITIONS. For the purposes of this Agreement or any notice, consent, authorization or other communication required or permitted to be given under this Agreement, the following expressions shall have the following meanings, respectively, unless the context otherwise requires:

          (a) "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with another Person, provided that "control" shall mean ownership as to more than fifty percent (50%) of another Person or the power to direct decisions of another Person, including, without limitation, the power to direct

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management and policies of another Person, whether by reason of ownership, by contract or otherwise

          (b) "AGREEMENT" shall mean this License and Distribution Agreement, as amended from time to time.

          (c) "BIOPRO RELEASEES" shall be as defined in Section 10.2.

          (d) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which the branches of the Federal Reserve Bank with jurisdiction over the then-current principal place of business by Valera is not open for business.

          (e) "CALENDAR QUARTER" shall mean each three-month period commencing January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

          (f) "CALENDAR YEAR" shall mean the period from January 1st to December 31st in a given year.

          (g) "CMC INFORMATION" shall mean the chemistry, manufacturing, and control information filed by Valera from time to time with the FDA with respect to the Product.

          (h) "COMMERCIAL SALE" means any sale or distribution of the Product by BioPro or its Affiliates to a Third Party, other than distribution in connection with clinical trials of the Product conducted by BioPro.

          (i) "COMPETING PRODUCT" shall be as defined in Section 3.5.

          (j) "CONFIDENTIAL INFORMATION" shall be as defined in Section 12.1.

          (k) "DEVELOPMENT PLAN" shall have the meaning set forth in Section
2.3.

          (l) "DOLLAR" and the symbol "$" shall mean lawful money of the United States.

          (m) "EFFECTIVE DATE" shall mean the date first written above.

          (n) "EVENT OF FORCE MAJEURE" shall have the meaning set forth in
Section 14.1.

          (o) "FDA" means the United States Food and Drug Administration and any successor thereto.

          (p) "FORECAST" shall be as defined in Section 6.3.

          (q) "GMPS" shall mean then-current Good Manufacturing Practices as required under the rules and regulations of the FDA.

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               (r) "GOVERNMENTAL BODY" shall mean (i) any national, federal, provincial, state, municipal or other government or body with jurisdiction over all or any part of the Territory, (ii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iii) any quasigovernmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (iv) any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel of any of the foregoing governments or bodies.

               (s) "IMPLANT" means Valera's proprietary histrelin implant marketed in the United States under the trademark Vantas(TM).

               (t) "IMPLANTATION DEVICE" means the TROCAR device that is used to insert the Implant into a human body.

               (u) "IMPROVEMENTS" shall mean any re-formulations, line-extensions or other advances in, modifications or improvements to the Product for use in an Indication.

               (v) "INDEMNIFIED PARTY" shall be as defined in Section 10.3.

               (w) "INDEMNIFYING PARTY" shall be as defined in Section 10.3.

               (x) "INDICATION" shall mean an indication for which the Implant is approved for marketing and sale, the approval of which issued by the FDA or similar agency of a foreign government is owned or controlled by Valera. As of the Effective Date, the only indication for which the Implant has been approved for marketing and sale in the United States is the treatment of hormone responsive prostate cancer.

               (y) "LABELS" shall mean (i) all labels and other written, printed, or graphic matter upon the Product or any packaging, container or wrapper utilized with the Product, in each case when sold for use in the United States and (ii) any written material accompanying the Product, including without limitation, any package inserts, in each case when sold for use in the United States.

               (z) "LAWS" shall mean:

                    (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, including any such constitutions, etc. of any Governmental Body;

                    (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Body; and

                    (iii) all policies, practices and guidelines of any Governmental Body, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "Law" shall mean any one of them.

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                    (aa) "Losses" shall mean liabilities, damages, costs or
expenses, including reasonable fees and expenses of attorneys and other professionals, as well as court costs.

                    (bb) "MARKETING APPROVAL APPLICATION" shall mean an application or registration filed with a Regulatory Authority seeking the approval to market, distribute and sell the Product in the jurisdiction controlled by such Regulatory Authority.

                    (cc) "MARKETING PLAN" shall have the meaning set forth in
Section 3.9.

                    (dd) "MATERIAL BREACH" shall mean any breach of the terms of this Agreement of such a nature as to have a material effect on the non-breaching Party.

                    (ee) "MINIMUM NET SALES" means an amount of Net Sales from the Territory for a given Calendar Year that must be achieved by BioPro, expressed as an aggregate amount of Dollars. Minimum Net Sales for 2006 is $225,000, $1,477,500 in 2007, $4,260,000 in 2008, $6,655,500 in 2009 and
$9,112,500 in 2010. For Calendar Years beginning in 2011, Minimum Net Sales shall equal the greater of (a) ninety five percent (95%) of the actual Net Sales for the immediately prior Calendar Year or (b) $9,112,500.

                    (ff) "NET SALES" shall mean the gross amount actually collected by BioPro and its Affiliates or sublicensees with respect to the Commercial Sale of the Product in the Territory, less the aggregate of: (i) customers' returns for Product that fails to comply with the warranties set forth in Section 8.1; (ii) rebates pursuant to any governmental programs or Laws; (iii) trade and/or promotional allowances actually allowed or taken; (iv) amounts collected for freight, transport and delivery, including insurance, for shipping from BioPro's or its designee's facilities to a customer (but only to the extent of the actual cost of such freight, transport and delivery charges); and (v) any sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of the Product, which taxes are included in gross amount collected by BioPro and its Affiliates.

                    (gg) "OTHER COUNTRIES" means Bangladesh, Myanmar and Sri Lanka.

                    (hh) "PARTIES" shall mean BioPro and Valera collectively.

                    (ii) "PARTY" shall mean either Valera or BioPro, as the context requires.

                    (jj) "PERSON" shall mean an individual, corporation, limited liability company, co-operative, partnership, organization or any similar entity.

                    (kk) "PLAN" shall be as defined in Section 2.3.

                    (ll) "POPULATION COUNCIL ROYALTY" shall be as defined in
Section 7.3.

                    (mm) "PRODUCT" shall mean all dosage strengths and forms of the Implant in its final finished form along with the Implantation Device, together with all Labels and any and all Improvements. As of the Effective Date, the dosage of the Implant for use in the treatment of hormone responsive prostate cancer is 50mg of histrelin.

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                    (nn) "PROMOTIONAL MATERIALS" shall mean all promotional
materials, detail aids and pieces, journal ads, films, artwork and graphics, and any other marketing literature and information relating to the marketing, distribution or sale of the Product for use in the Primary Indication outside of the Territory.

                    (oo) "PURCHASE ORDER" shall be as defined in Section 6.1.


                    (pp) "Purpose" shall be as defined in Section 12.2.

                    (qq) "REGULATORY APPROVAL" shall mean, with respect to a particular country in the Territory and an Indication, the approval by all Regulatory Authorities of the Marketing Approval Application and the receipt by BioPro of the other approvals, licenses, registrations and authorizations of all Regulatory Authorities necessary for the marketing, distribution and sale of the Product in such Territory for use in such Indication.

                    (rr) "REGULATORY AUTHORITY" shall mean each and every Governmental Body from which approvals are required for the marketing, distribution or sale of the Product in a country in the Territory.

                    (ss) "SPECIFICATIONS" shall mean the specifications for the Product approved by the FDA for use in the relevant Indication.

                    (tt) "TERM" shall mean the time period from the Effective Date until the expiration or earlier termination of this Agreement.

                    (uu) "TERRITORY" shall mean: (a) Brunei, Cambodia, China (including Hong Kong), Laos, India, Indonesia, Malaysia, the Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam; and (b) such of the Other Countries that are added to the Territory pursuant to Section 3.11.

                    (vv) "THIRD PARTY" means any Person other than a Party or an Affiliate of a Party.

                    (ww) "TRADEMARKS" shall mean, subject to Article 4, all trademarks and trade names and trade dresses (whether registered or not) owned by Valera or its Affiliates and approved by Valera for use in the marketing, distribution and sale of the Product in a country in the Territory for use in a particular Indication.

                    (xx) "TRANSFER FEE" shall be as defined in Section 7.2.1.

                    (yy) "VALERA RELEASEES" shall be as defined in Section 10.1.

                    (zz) "WARRANTY PERIOD" shall be as defined in Section 8.4.

     1.2 INTERPRETATION. The division of this Agreement into Articles and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

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             ARTICLE 2 - PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

     2.1 REGULATORY APPROVAL. In accordance with the terms and subject to the conditions herein specified, BioPro shall apply for each Regulatory Approval for the Product in each country of the Territory for use in each Indication. BioPro hereby agrees to use commercially reasonable efforts in applying for each such Regulatory Approval, which shall be held in the name of BioPro or an Affiliate of BioPro. Valera's only obligations in regards to the Regulatory Approval effort shall be for Valera to: (a) provide to BioPro the information and data required by Section 2.2; (b) make personnel available for telephone calls with BioPro and Regulatory Authorities as Valera determines in its sole discretion; and (c) supplying a reasonable quantity of the Product for use in clinical trials as set forth in this Agreement. If BioPro desires or requires more assistance or resources from Valera in relation to the Regulatory Approval effort, it may request such resources and Valera will determine in its sole discretion whether it will provide such resources and the cost to BioPro of providing such resources.

     2.2 FURNISHING DATA. Valera shall supply BioPro with all data and information in its possession or control as is necessary for the purpose of obtaining Regulatory Approval for the Product in each country of the Territory for use in each Indication, including, but not limited, to clinical and non-clinical study data, results and reports (including toxicology reports) and/or CMC information including, where required, a reasonable number of samples for actual testing by Regulatory Authorities. Without limiting the generality of the foregoing and to the extent legally permitted, Valera shall provide BioPro with access to and the right to cross-reference existing regulatory filings for the Product submitted by it and/or its Affiliates or designated nominees in any jurisdiction outside of the Territory. At the request of BioPro and to the extent legally permitted, Valera shall notify the Regulatory Authority in each country of the Territory of BioPro's right to reference any such regulatory filings in any application filed by BioPro in accordance with the terms of this Agreement.

     2.3 DEVELOPMENT AND REGULATORY APPROVAL PLAN FOR THE PRIMARY INDICATION. Within sixty (60) Business Days after the Effective Date, BioPro shall prepare a plan outlining all pre-clinical, clinical and regulatory activities that are necessary for receiving Regulatory Approval for the use of the Product in the prostate cancer Indication in each country of the Territory and estimated time schedules for the completion of all such activities (the "PLAN"). Generally, the Plan shall allocate responsibility for pre-clinical and clinical activities and regulatory activities in each country of the Territory (including development and approval of Territory-specific labeling for the Product) to BioPro and shall not allocate any responsibility to Valera other than provision of the data and information required by Section 2.2 and the supply of the Product. The Plan shall be subject to the review and approval of Valera, which will not be unreasonably withheld or delayed. As new Indications become available-during the Term, BioPro shall develop a Plan for receiving Regulatory Approval from each Regulatory Authority in the Territory for the Product for use in such Indication no later than sixty (60) Business Days after Valera notifies BioPro of the approval of the Product for marketing, sale and use in the United States in such Indicaion. Each such Plan shall be subject to the review and approval of Valera, which approval shall not be unreasonably withheld or delayed.

     2.4 CLINICAL TRIAL DATA. All clinical and/or marketing data developed by the Parties during the Term shall remain the property of the Party developing such data, and any data to

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which both Parties have contributed to or on which both Parties have worked shall remain the property of both jointly and severally worldwide; provided that Valera shall have a perpetual, irrevocable, royalty-free, fully paid-up license to copy, disclose and use in any manner any and all clinical and/or marketing data developed in the course of such trials and not otherwise owned by Valera. The Parties agree that they will promptly share with one another all information and reports regarding the results of any trials.

     2.5 PHASE IV CLINICAL STUDIES. BioPro shall have the non-exclusive right (but not the obligation) to conduct Phase IV clinical trials relating to the use of the Product in the Primary Indication in each country of the Territory, but only with the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed,

     2.6 MAINTAINING REGULATORY APPROVAL. BioPro undertakes to use commercially reasonable efforts to maintain each Regulatory Approval for the Product for use in each Indication in each country of the Territory. All reasonable direct out-of-pocket expenses incurred by BioPro and/or Valera in maintaining the registrations shall be borne or reimbursed by BioPro.

     2.7 COPIES OF CORRESPONDENCE; NOTICE. Copies of all pertinent correspondence related to the promotion, sale and use of the Product for use in each Indication to and from all Regulatory Authorities and all submissions, or pertinent excerpts thereof, to the Regulatory Authorities connected to the Product for use in each Indication will be furnished by the corresponding Party to the other Party in a timely manner.

     2.8 REIMBURSEMENT. BioPro shall, at its own expense, make all submissions and filings to each Government Body and all other Third Parties necessary or desirable to establish unit prices for the Product for use in each Indication in each country of the Territory.

             ARTICLE 3 - EXCLUSIVE DISTRIBUTION; PROMOTION AND SALES

     3.1 APPOINTMENT OF DISTRIBUTOR. Subject to the terms and conditions of this Agreement, Valera hereby appoints BioPro during the Term, and BioPro hereby accepts its appointment, as the exclusive distributor of the Product in each country of the Territory for use in each Indication.

     3.2 EXCLUSIVE SUPPLY. During the Term, Valera shall not supply the Product for distribution or sale in any country of the Territory for use in any Indication to any Person other than BioPro, it being understood between the Parties that Valera shall not directly or indirectly sell, or otherwise make available, the Product in any country of the Territory for use in any Indication other than through BioPro in accordance with the terms of this Agreement. Valera shall refer to BioPro all orders or inquiries received by it from sources in any country of the Territory in connection with the Product for use in any Indication.

     3.3 RESERVATION OF RIGHTS. In no event shall this Agreement be construed to prevent Valera from directly or indirectly: (a) manufacturing, using, marketing, promoting, distributing and selling the Product outside the Territory for use in any indication; or (b) entering into and performing agreements with third parties regarding the foregoing.

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     3.4 SALES WITHIN EACH COUNTRY OF THE TERRITORY.  BioPro shall not, and
BioPro shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Valera, sell the Product outside the Territory, or knowingly sell the Product to any Person within any country of the Territory for resale or use outside of the Territory.

     3.5 COMPETING PRODUCT. BioPro shall not, and shall cause its Affiliates not to, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, develop, market, distribute or sell in any country of the Territory any products that contain the same active ingredient as that which is contained in the Product, or any products similar to or competitive with the Product, that are used in any Indication (each, a "COMPETING PRODUCT"), during the Term and for a period of three (3) years following the expiry or termination of this Agreement. The Parties acknowledge that a product that is indicated for use in the treatment of hormone resistant prostate cancer is not a Competing Product.

     3.6 SUBCONTRACTING. The Parties acknowledge and agree that, subject to prior written notification to and acceptance from the appropriate Regulatory Authority, each Party shall have the right, at its sole expense, to subcontract with Third Parties or Affiliates for the performance of its obligations hereunder, upon prior written approval of the other Party where the subcontractor is a Third Party (which approval shall not be unreasonably withheld or delayed) provided, however, that each Party shall remain responsible to the other Party for (a) assuring that each subcontractor complies with all applicable provisions of this Agreement and all applicable Laws and (b) fulfilling all of its obligations hereunder; and provided further that BioPro shall have no right to approve or disapprove of any contract manufacturer or contract package engaged by Valera. In the event that any subcontracting by Valera would have a material impact on BioPro's responsibilities to the appropriate Regulatory Authority and to the extent reasonably possible, Valera will inform BioPro at least six (6) months prior to arranging for any such subcontracting.

     3.7 PRODUCT PROMOTION. BioPro shall employ its best efforts to market, distribute and sell the Product in each country of the Territory for use in each Indication and shall bear all costs and expenses incurred in connection with such efforts. The Parties agree to meet at either Party's request in order to discuss any marketing, distribution and sales issues.

     3.8 PROMOTIONAL MATERIALS. Valera shall provide BioPro, at no additional cost, with samples of all Promotional Materials owned by Valera to market the Product for use in each Indication outside of the Territory; provided that BioPro reimburses Valera for all additional advertising agency costs, if any, associated with supplying any artwork and graphics. Valera hereby grants to BioPro the right to use such Promotional Materials and, subject to Article 4, to modify any artwork and graphics for its purpose.

     3.9 MARKETING PLAN. Commencing in the year in which BioPro submits a Marketing Approval Application to a Regulatory Authority within a particular country for a particular Indication, BioPro shall prepare, develop and submit to Valera an annual marketing plan in relation to use of the Product for such Indication in such country (each, a "MARKETING PLAN") for Valera's review and approval by no later than the 15th of February of each year during the Term for the then-current Calendar Year. The Marketing Plan will outline plans for the promotion and

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sale of the Product in such country for such Indication, and will also include recommendations for Product pricing, reimbursement status and activities, positioning, and a description of the promotional programs, if any, planned for the relevant Calendar Year. Valera, acting in good faith, shall have thirty (30) Business Days from the date of receipt to review each Marketing Plan and suggest commercially reasonable changes. BioPro shall make commercially reasonable efforts to include any changes in the Marketing Plan suggested by Valera and shall advise, in writing, within fifteen (15) Business Days which changes it has incorporated together with an explanation as to any changes that were suggested by Valera but not incorporated. In the event that Valera does not respond to BioPro within thirty (30) Business Days of the receipt of a Marketing Plan, such Marketing Plan will be deemed to be acceptable to Valera. Notwithstanding anything else contained herein to the contrary, at the request of either Party, the Parties shall meet semi-annually to review proposed marketing plans for the Product.

     3.10 SUBLICENSING. BioPro may sublicense the distribution rights granted pursuant to Section 3.1 on the express conditions that: (a) BioPro enters into a written agreement with the sublicensee that binds the sublicensee to compliance with all the terms and conditions of this Agreement applicable to BioPro; and
(b) no later than ten (10) days after sublicensing, BioPro also provides Valera with a full copy of the agreement referred to in clause (a). Sublicensing shall not relieve BioPro of any of its obligations under this Agreement. BioPro shall be liable for any sublicensee's failure to perform any term or condition of this Agreement as if BioPro itself breached the applicable term or condition of this Agreement.

     3.11 OTHER COUNTRIES. Valera acknowledges that BioPro requested that the Other Countries be part of the Territory. However, because of licensing arrangements with third persons, Valera is unable to include any of the Other Countries as part of the Territory under the terms and. conditions of this Agreement as of the Effective Date, Valera will use commercially reasonable efforts to amend its licensing arrangements such that it can include one or more of the Other Countries within the Territory under the same terms and conditions of this Agreement and, to the extent Valera is successful in so doing, Valera will notify BioPro of the same and the Territory will be deemed to include the Other Countries with respect to which Valera was successful. If Valera is not able to amend its licensing arrangements so as to include one or more of the Other Countries within the Territory under the same terms and conditions of this Agreement, Valera will notify BioPro, and Valera and BioPro will promptly meet to discuss potential changes to this Agreement (particularly the arrangements set forth in Article 7) with respect to such Other Countries.

                        ARTICLE 4 - BRANDING; TRADEMARKS

     4.1 LICENSE GRANT; BRANDING. Subject to the terms and conditions of this Agreement, Valera hereby grants BioPro an exclusive license to use the Trademarks in connection with the marketing, distribution, and sale of the Product in each country of the Territory for use in each Indication. The Product shall bear a product name owned by Valera, which product name shall, if possible, be the same as the product name used in the United States (but may vary by Indication), as well as certain other trademarks of Valera and trademarks of BioPro (other than a product name of BioPro) and use the trade dress identified by Valera from time to time and approved by BioPro; provided, however, that all packaging shall ensure that the

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distinctiveness of the trademarks of each party is maintained and include a tag line that indicates the ownership of each Party's trademarks.

     4.2 OBLIGATIONS AND CONDITIONS. No Promotional Materials bearing the Trademarks may be used without Valera's prior written approval, which consent shall not be unreasonably withheld or delayed but shall be conditioned upon maintaining the distinctiveness of the trademarks of each Party and including a tag line that indicates Valera's ownership of the Trademarks. It is agreed by the Parties that in the event that Valera does not respond to BioPro's submission of the new Promotional Materials or labeling within ten (10) Business Days, consent shall be deemed to be granted. Notwithstanding anything to the contrary, BioPro's use of the Trademarks shall be conditioned upon BioPro's compliance with Valera's then-current quality standards, which standards Valera may update from time to time by written notice to BioPro, it being understood that BioPro may use up any packaging, labeling or Promotional Materials that it has at the time of the update, either in stock or in process.

     4.3 BIOPRO'S TRADEMARKS. BioPro hereby, for itself and on behalf of its Affiliates, grants Valera the right to affix BioPro's trademarks, trade names, logos and trade dress on labeling of the Product approved by BioPro.

     4.4 CHANGES. Each Party may discontinue, alter or add new trademarks to be used in connection with the labeling and marketing of the Product in each country of the Territory for use in the Primary Indication; provided that: (a) the foregoing shall not be deemed to allow BioPro to use or place a product name owned by BioPro or licensed by BioPro from a Third Party on the Product; and (b) each Party may use up any packaging, labeling or Promotional Materials that it has at the time of the discontinuance, alteration or addition, either in stock or in process.

     4.5 NO OTHER RIGHTS; ALLOCATION OF GOODWILL. Except for the licenses granted by each of Valera and BioPro to the other under this Agreement, neither Party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress of the other Party by reason of this Agreement. Each of BioPro and Valera shall be responsible for registering, as necessary, its own trademarks, trade names, logos and trade dress. BioPro acknowledges that all use of any of Valera's trade names, trademarks, trade dress and logos and all of the goodwill associated therewith shall inure solely to Valera's benefit. Likewise, Valera acknowledges that all use of any of BioPro's trademarks, trade dress, trade names, and logos, and all of the goodwill associated therewith shall inure solely to BioPro's benefit.

     4.6 CONFUSINGLY SIMILAR MARKS. BioPro shall not authorize or undertake any use of any mark that is confusingly similar to the Trademarks in each country of the Territory.

     4.7 EFFECT OF TERMINATION. Upon termination of this Agreement both parties shall immediately cease all use of the other party's trademarks, trade names, logos and trade dress, except as set forth in Section 13.7

                       ARTICLE 5 - MANUFACTURE AND SUPPLY

     5.1 MANUFACTURING. Valera shall, directly or through an Affiliate or Third Party designee (including contract manufacturers and contract packagers), have the sole right and

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responsibility for manufacturing, assembling, packaging and labeling the Product in such quantities as, in Valera's opinion, are required to fill all orders and for maintaining such inventory levels of raw materials and packaging components as are required to meet BioPro's then-current forecast for the Product (as delivered pursuant to Section 6.3). BioPro shall be responsible for supplying camera-ready proofs of all Labels and other artwork to be included with the Product.

     5.2 LABELING. The Product supplied under this Agreement will be the Product packaged for use in the United States including all Labels for use in the United States. BioPro shall be responsible for making changes to the labeling and packaging necessary to comply with all Regulatory Approvals (including, without limitation, oversticking labels on the Labels or repackaging the Product using labels, package inserts and documentation other than or in addition to the Labels) and bear all costs related to the same. From time to time, and in any event promptly following Valera's request, BioPro shall notify Valera of all labeling and repackaging activities undertaken by or on behalf of BioPro to comply with all Regulatory Approvals in the Territory.

     5.3 FAILURE TO SUPPLY. In the event that Valera or its Affiliates are unable to supply the Product in specified quality or in quantities sufficient to meet forecast demand for a successive period of ninety (90) Business Days, then BioPro may elect to have the Product made by a Third Party manufacturer designated by Valera and approved by BioPro, which approval shall not be unreasonably withheld, conditioned, denied or delayed. If BioPro makes such an election, Valera shall grant the Third Party manufacturer a non-exclusive, royalty-free license under the Intellectual Property for the sole purpose of manufacturing and selling to BioPro the quantity of the Product that Valera is unable to supply.

     5.4 SUPPLY RESUMPTION. If BioPro exercises its rights to have a Third Party manufacturer manufacture the Product pursuant to Section 5.3 and thereafter during the Term Valera desires to resume supplying BioPro with the Product (whether by Valera or otherwise), then Valera shall notify BioPro of such desire. BioPro shall then resume purchasing Product exclusively from Valera for the remainder of the Term as soon as Valera demonstrates to BioPro's reasonable satisfaction that Valera (whether by Valera or otherwise) is capable of reestablishing a satisfactory supply of the Product; provided that BioPro shall not be required to cancel any purchase orders for the Product issued to the Third Party manufacturer that were issued in accordance with the Forecasts provided to Valera pursuant to Section 6.3 prior to the date that Valera gave BioPro notice of its desire to resume supply and cover periods no more than six
(6) months after the date that Valera gave BioPro notice of its desire to resume supply. If and when Valera resumes supplying the Product pursuant to this
Section 5.4, the Third Party manufacturer shall be required to return to Valera all information provided to the Third Party manufacturer pursuant to Section 5.3 and any license granted to the Third Party manufacturer shall terminate. Notwithstanding anything in this Agreement to the contrary, upon the termination of this Agreement for any reason, the Third Party manufacturer shall be required to return to Valera all information provided to Third Party manufacturer pursuant to Section 5.3 and any license granted to the Third Party manufacturer shall terminate.

     5.5 DOCUMENTATION AND CERTIFICATE OF ANALYSIS. Valera shall provide BioPro with required supporting documentation for the manufacture and packaging of the Product in a form

                               VALERA CONFIDENTIAL
suitable for BioPro's submission to the Regulatory Authorities. A certificate of analysis and full set of batch manufacturing records shall be delivered with each batch of the Product delivered to BioPro.

     5.6 IMPROVEMENTS; NEW FORMULATION. Valera shall furnish BioPro with all information pertinent to the marketing, sale and promotion of the Product relating to any Improvements, which Valera may make from time to time to the Product, or to any new formulation of the Product. To the extent reasonably possible, Valera shall provide BioPro with six (6) months prior written notice of any anticipated Improvements or new formulations.

     5.7 SHELF LIFE. Each unit of the Product will have a remaining shelf life of at least eighteen (18) months at the time of shipment to BioPro; provided that it is understood that the Implant is intended to be inserted into a human body for twelve (12) of such eighteen (18) months.

     5.8 COMPLIANCE WITH LAWS. BioPro shall comply with all applicable Laws in relation to the handling, storage, distribution and sale of the Product in each country of the Territory and Valera's then-current instructions relating to handling, storage and shipment of the Products in each country of the Territory.

              ARTICLE 6 - FORECASTS/ORDERING/TITLE AND RISK/RETURNS

     6.1 ORDERING. BioPro may order units of the Product by issuing binding purchase orders (each, a "PURCHASE ORDER") to Valera pursuant to the terms of this Agreement. Each Purchase Order shall state the quantity of the Product to be purchased, delivery date(s) and routing instructions, destination or destinations. No different or additional terms or conditions on any purchase order, acknowledgment or other transmittal, whether a standard business form or otherwise, utilized by BioPro or Valera in connection with the sale of the Product shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on either BioPro or Valera.

     6.2 ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. Valera shall indicate its acceptance or rejection of each Purchase Order within ten (10) Business Days after receipt; provided that Valera may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than one hundred fifty (150) days from the date of Valera's receipt of such Purchase Order; or
(c) if the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable monthly period exceeds the volume set forth in BioPro's then-current forecast (delivered pursuant to Section 6.3) by more than ten percent (10%). If requested by BioPro following BioPro's receipt of Valera's rejection notice under clause (c) above, Valera will use commercially reasonable efforts to deliver the excess volume of the Product specified in the rejected Purchase Order, but Valera's failure to so deliver the excess volume shall not be a breach of this Agreement. Valera's sole obligation in filling accepted Purchase Orders shall be to use commercially reasonable efforts to fill BioPro's orders for the Product. In no event shall Valera be liable to any third party for Valera's failure to deliver the Product to BioPro by any delivery due date set forth in any Purchase Order.

                               VALERA CONFIDENTIAL

     6.3 FORECASTS. BioPro shall provide Valera a non-binding twelve (12) month rolling forecast (the "FORECAST") of BioPro's estimated requirements of the Product. The Forecast shall be reviewed and updated by BioPro no later than thirty (30) days before the start of each calendar quarter during the Term. Each such Forecast shall reflect a good faith attempt by BioPro to estimate quantity requirements of the Product, based on anticipated demand therefor.

     6.4 SHIPMENT. Valera will use diligent efforts to ship the Product ordered by BioPro within one hundred and fifty (150) days after its acceptance of BioPro's purchase order. The Products will be shipped EXW (Incoterms 2000) Valera's or its Third Party designee's facilities. Valera shall ensure that the Product is suitably packed for shipment in standard containers.

     6.5  DELIVERY AND ACCEPTANCE.

          6.5.1. ACCEPTANCE. BioPro shall not be obliged to accept delivery of any lot or batch of the Product unless the lot or batch complies with the warranties set forth in Section 8.1. Each lot or batch of the Product shall be considered accepted by BioPro unless BioPro has rejected the same by delivering written notice thereof to Valera as soon as is reasonably possible but in any event no later than thirty (30) days after delivery of such lot or batch of the Product. To the extent possible, BioPro shall verify counts and identify any damages to Valera within five (5) Business Days of receipt. BioPro's sole and exclusive remedy for any shortage in a shipment shall be for Valera to send additional units of the Product as soon as reasonably possible.

          6.5.2. REJECTION NOTICE. A written notice of rejection shall be conclusive and binding upon Valera unless Valera notifies BioPro within forty-five (45) Business Days after receipt by Valera of the written notice of rejection that it denies responsibility for the problem in question. In the event of such a notice by Valera, the claim shall be settled as set forth in Sections 8.3 and 8.4.

     6.6 VALERA'S PRODUCT LIABILITY INSURANCE. Valera agrees to maintain product liability insurance consistent with its normal business practices to cover risks related to the Product and, upon BioPro's request from time to time, to provide BioPro with certificates of insurance attesting to the existence of such insurance. Valera shall name BioPro as an additional insured under the foregoing insurance policy.

     6.7 BIOPRO'S PRODUCT LIABILITY INSURANCE. BioPro agrees to maintain product liability insurance to cover risks related to its activities (or activities undertaken on its behalf) with respect to the labeling, packaging, storage, marketing, sales, and distribution of the Product in each country of the Territory with a limit of liability of at least $5,000,000 in the aggregate. Upon request by Valera, BioPro will provide Valera with a certificate of insurance attesting to the existence of such insurance. BioPro shall name Valera as an additional insured under the foregoing insurance policy. BioPro will cause its sublicensees to comply with this Section 6.7 as if the sublicensee were BioPro.

     6.8 INSURANCE NOTIFICATION. Each Party agrees, upon request, to advise the other Party of the status of the insurance required by this Article 6 and of any change in such status. It

                               VALERA CONFIDENTIAL
is understood and agreed that furnishing of such insurance coverage will not relieve either Party of their obligations under this Agreement.

            ARTICLE 7 - MILESTONE PAYMENTS; PRICING AND PAYMENT TERMS

     7.1 MILESTONE PAYMENTS. BioPro shall pay Valera the following amounts in immediately available funds within thirty (30) days after the first occurrence of each of the following events, except that the first milestone payment must be paid upon the execution of this Agreement by both parties:

                 MILESTONE                        AMOUNT
----------------------------------------------   --------
Upon execution of this Agreement                 $300,000
The filing of a Marketing Approval Application
for an Indication in any of South Korea,
Taiwan or China                                  $100,000
The receipt of Regulatory Approval for an
Indication in any country of the Territory       $200,000

     7.2 PRICING. BioPro shall pay Valera for Valera's supply and BioPro's distribution of the Product under this Agreement in an amount equal to:

          7.2.1. a transfer fee for each unit of the Product supplied by Valera to BioPro or its Affiliates or sublicensees under this Agreement (the "TRANSFER FEE"). Until twelve (12) months following the first Commercial Sale of the Product in any country in the Territory, the Transfer Fee shall be USD$250 per unit of the Product. After twelve (12) months following the first Commercial Sale of the Product in any country in the Territory, Valera may adjust the Transfer Fee once per Calendar Year by giving BioPro written notice of the adjusted Transfer Fee, except that no increase shall exceed the aggregate percentage increase in the Producer Price Index for Drugs and Pharmaceuticals (Series WPU063), as reported by the Bureau of Labor Statistics of the United States Department of Labor, during the period since the last price adjustment (and for which data, preliminary or final, is available); plus

          7.2.2. twenty-five percent (25%) of Net Sales.

          7.2.3. Notwithstanding Section 7.2.1, the transfer fee for supply of Product intended for use in clinical trials in China, South Korea, Taiwan or India shall be Valera's cost of goods sold (as determined using Valera's normal method of accounting), and the transfer fee for the supply of Product for use in testing by Regulatory Authorities pursuant to Section 2.2 shall be zero.

     7.3 PAYMENTS TO THE POPULATION COUNCIL. In addition to the amounts payable pursuant to Sections 7.1 and 7.2, BioPro shall pay directly to The Population Council, Inc., an amount equal to two percent (2%) of Net Sales (the "POPULATION COUNCIL ROYALTY").

     7.4 QUARTERLY REPORT. Within forty-five (45) days following the end of each Calendar Quarter, BioPro shall render a written report to Valera setting forth the following information and calculations for such Calendar Quarter, segregated by BioPro, each Affiliate and each sublicensee: (a) each component making up Net Sales for the Calendar Quarter and the

                              VALERA CONFIDENTIAL
calculation of Net Sales; (b) the actual number of Product sold (net of returns) for the Calendar Quarter; and (c) the calculation of royalties payable to Valera pursuant to Section 7.2.2 and the royalties payable to the Population Council set forth in Section 7.3. No later than one hundred twenty (120) days after the conclusion of each Calendar Year; BioPro shall supply to Valera and The Population Council a report certified by its chief financial officer showing the quantity, sales prices, product development costs and the amount of the Population Council Royalty for such Calendar Year in respect of sales of the Product by BioPro and its Affiliates and sublicensees.

     7.5 FAILURE TO ACHIEVE MINIMUM NET SALES.

          7.5.1. If BioPro fails to achieve the Minimum Net Sales in a given Calendar Year, then BioPro shall:

               (a) pay to Valera an amount equal to (i) the difference of Minimum Net Sales for such Calendar Year minus the actual amount of Net Sales for such Calendar Year multiplied by (ii) twenty five percent (25%); and

               (b) pay to the Population Council, Inc. an amount equal to (i) the difference of Minimum Net Sales for such Calendar Year minus the actual amount of Net Sales for such Calendar Year multiplied by (ii) two percent (2%).

          7.5.2. Notwithstanding Section 7.5.1, BioPro may notify Valera no later than forty five (45) days after the completion of the Calendar Year that it will not pay the amounts required by Section 7.5.1 for the just completed Calendar Year, in which case: (a) BioPro shall be relieved from its obligation to pay the amount required by Section 7.5.1 for such Calendar Year; but (b) Valera shall have the option of (i) converting all of the exclusive rights granted to BioPro in this Agreement into non-exclusive rights effective as of the date of BioPro's notice to Valera or such later date as Valera may specify or (b) terminating this Agreement effective as of the date of BioPro's notice to Valera or such later date as Valera may specify. If BioPro does not send a notice permitted by this Section 7.5.2 or does so after the period specified in this Section 7.5.2, BioPro shall not be relieved of its obligations under
Section 7.5.1.

     7.6 PAYMENT. BioPro shall pay Valera's invoices for Transfer Fees no later than forty five (45) days after receipt of each shipment of the Product. BioPro shall pay the amounts due under Sections 7.2.2 and 7.3 no later than forty-five
(45) days following the completion of each Calendar Quarter and the amounts due under Section 7.5 no later than forty-five (45) days following the completion of each Calendar Year. BioPro shall pay all amounts due under this Agreement by check or wire transfer in Dollars to such bank as Valera and The Population Council, as the case may be, may direct from time to time. BioPro shall send Valera evidence of the payment of the amounts payable under Section 7.3 no later than two (2) Business Day after each such payment. Overdue amounts shall bear interest at a rate equal to the lower of 1.5% per month or the highest rate permitted by law from the due date until the date paid. All expenses incurred by BioPro in making such transfers shall be borne by BioPro. To the extent that Net Sales includes amount collected by BioPro in currency other than Dollars, such amounts shall be converted to Dollars using the exchange ratio set forth in the Wall Street Journal on the last day of the relevant Calendar Quarter. Unless otherwise agreed by Valera, BioPro shall obtain a confirmed, irrevocable letter of credit in favor of Valera in an amount set by Valera from time to

                               VALERA CONFIDENTIAL
time, against which Valera may draw if BioPro fails to pay any amount due under this Agreement. Such letter of credit shall be in form and substance acceptable to Valera, shall be issued by a bank acceptable to Valera and shall be payable in Dollars upon presentation of the documentation recited in the letter of credit.

     7 7 RECORDS. BioPro shall record all sales of Product and shall keep full and true books of account and other records in accordance with the requirements of generally accepted accounting principles in the United States, consistently applied, and other good business practice so that details of sales for the Product, the calculation of Net Sales and BioPro's payment obligations in respect thereof may be properly ascertained.

     7.8 AUDIT. BioPro agrees, at the request of Valera and at Valera's expense, to permit an independent accounting firm selected by Valera or The Population Council to have access, upon reasonable notice, during ordinary business hours and no more frequently than once in any Calendar Year, to such books of account and other records as may be necessary to determine the correctness of any report by BioPro made in accordance with this Article 7. If such independent certified public accountant shall determine that an amount is due and owing by one Party to the other, then the owing Party shall promptly pay the amount due and owing; provided that if the Party owing the amount is BioPro and such amount is five percent (5%) or more of the total amount that should have been paid under this Agreement in respect of the audited period, then BioPro shall also reimburse Valera for the cost of the audit.

                         ARTICLE 8 - PRODUCT WARRANTIES

     8.1 LIMITED WARRANTY FOR THE PRODUCTS. Valera warrants to BioPro that: (a) each Product will be manufactured and packaged in accordance with GMPs; (b) each of the Products, when delivered to the carrier, will conform to the Specifications; and (c) each of the Products shall be free from defects in materials, workmanship and packaging at the time of delivery to the carrier.

     8.2 DISCLAIMER.  THE EXPRESS LIMITED WARRANTY FOR THE PRODUCTS SET FORTH IN
SECTION 8.1 AND THE ADDITIONAL REPRESENTATIONS AND WARRANTIES SET FORTH IN
SECTION 9.1 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. VALERA HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

     8.3 WARRANTY CLAIM PROCEDURE. Unless otherwise agreed by Valera, to make a warranty claim, BioPro shall at BioPro's expense return the allegedly defective the Products(s), or a representative sample thereof, together with a description of the alleged defect. Valera shall, promptly after receipt and as required, inspect the alleged defective Products(s). If such inspection results reasonably confirm the Products do not conform with the warranties set forth in Section 8.1 and the non-conformance did not arise from misuse, mishandling, storage in a manner inconsistent with Valera's directions, neglect, modification or unusual physical or

                               VALERA CONFIDENTIAL
chemical stress after delivery to the carrier, BioPro shall return any remaining the Products(s) in BioPro's inventory with the same defect at Valera's expense, and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply. If such test results fail to confirm the Products' non-conformance to the warranties set forth in Section 8.1, or if the parties fail to otherwise resolve the dispute, the parties shall submit the Products, or a representative sample thereof, along with a reference batch which has previously been shown by BioPro to conform to the warranties set forth in Section 8.1, to a mutually acceptable independent laboratory along with mutually agreeable interrogatories to be answered by such laboratory. The determination of the Products' conformance or non-conformance to the warranties set forth in Section 8.1 shall be binding upon the Parties. If the laboratory determines that the Products conform to the warranties set forth in Section 8.1, BioPro shall pay all independent laboratory and shipping costs incurred by Valera, and if such laboratory confirms that the Products do not conform with the warranties set forth in Section 8.1, Valera shall pay all independent laboratory costs and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply.

     8.4 BIOPRO'S WARRANTY REMEDIES. BioPro must make a claim for breach of any other warranties set forth in Section 8.1 no later than one (1) year after shipment of the unit of Product to BioPro claimed to be defective (the "WARRANTY PERIOD"). Valera shall replace, at Valera's expense, or at BioPro's option, refund or credit the Transfer Fee for, any of the Products that do not comply with Valera's limited warranty set forth in Section 8.1 and reported, to Valera during the Warranty Period (and confirmed to be defective pursuant to Section 8.3). Valera's obligation to replace defective Product or to refund or credit the purchase price paid for such the Products pursuant to this Section 8.4 shall not apply to any Product that has been subjected to misuse, mishandling, storage in a manner inconsistent with Valera's directions, neglect, modification or unusual physical or chemical stress after delivery to the carrier. Other than with respect to third party claims for which Valera must indemnify BioPro pursuant to Section 10.2, this Section 8.4 states BioPro's sole and exclusive remedy for failure of any the Products to comply with the limited warranties set forth in Section 8.1.

              ARTICLE 9 - REPRESENTATIONS AND ADDITIONAL WARRANTIES

     9.1 REPRESENTATIONS AND WARRANTIES OF VALERA. Valera hereby makes the following representations and warranties to BioPro and does so in full understanding and acknowledgement that BioPro is relying on such representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by BioPro prior to the Effective Date:

               (a) STATUS. Valera is a corporation organized and existing under the Laws of the State of Delaware, U.S.A. No action has been taken by the directors, officers or shareholders of Valera to dissolve the corporation. Valera has the corporate power and authority to enter into this Agreement and to perform all its obligations under this Agreement.

               (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by Valera of this Agreement, the performance by Valera of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

                               VALERA CONFIDENTIAL

               (c) NO VIOLATION. The execution, delivery and performance of this Agreement by it: (i) does not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected. Without limiting the generality of the foregoing, Valera has not made any written or oral agreement or undertaking with any other Person regarding the rights to promote, distribute or sell the Product or to seek Regulatory Approval for the Product in any country of the Territory,

               (d) THIRD PARTY CLAIMS. To Valera's knowledge, as of the Effective Date, there is no outstanding or threatened claim or allegation that the marketing, distribution or sale of the Product or use of the Trademarks in accordance with this Agreement infringe upon any rights of a Third Party in each country of the Territory.

               (e) RIGHT TO GRANT LICENSES. To Valera's knowledge, Valera is the sole and exclusive owner or licensee of all Intellectual Property needed to market, distribute and sell the Product in each country of the Territory in accordance with this Agreement. Valera has the full right, power and authority to grant the rights granted to BioPro under this Agreement.

               (f) REGULATORY APPROVAL. As of the Effective Date of this Agreement, Valera is not aware of any facts that would reasonably lead it to conclude that the Product will be unable to receive Regulatory Approval in any country of the Territory.

     9.2 REPRESENTATIONS AND WARRANTIES OF BIOPRO. BioPro hereby makes the following representations and warranties to Valera and does so in full understanding and acknowledgement that Valera is relying on its said representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Valera prior to the Effective Date:

               (a) STATUS. BioPro is a limited company organized and existing under the Laws of the Commonwealth of Virginia. No action has been taken by the directors, officers or shareholders of BioPro to dissolve the corporation. BioPro has the corporate power and authority to enter into the present Agreement.

               (b) ALL NECESSARY PROCEEDINGS. The execution and delivery by BioPro of this Agreement, the performance by BioPro of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions and proceedings, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.

               (c) NO VIOLATION. BioPro warrants that the execution, delivery and performance of this Agreement by it: (i) does not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of

                               VALERA CONFIDENTIAL
any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected.

                          ARTICLE 10 - INDEMNIFICATION

     10.1 BY BIOPROS. BioPro shall indemnify Valera, its affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "VALERA RELEASEES"), and hold it harmless from and against any and all Losses (including personal injury, death or property damage) arising from any and all Third Party claims against the Valera Releasees: (a) relating to the marketing, distribution or sale of the Product in each country of the Territory;
(b) of any nature whatsoever relating to any processing or repackaging of the Product after delivery to the carrier in accordance with Section 6.4; or (c) caused by a breach or misstatement by BioPro of its representations and warranties under this Agreement; except, in each case, to the extent such Third Party claims result from the fault, negligence or willful misconduct of the Valera Releasees or its or their material failure to comply with the terms of this Agreement. BioPro shall not be liable under this Section 10.1 in the event that the Valera Releasees admit or settle any such claim without the prior written consent of BioPro, which consent shall not be unreasonably withheld, conditioned, delayed or denied.

     10.2 BY VALERA. Valera shall indemnify BioPro, its Affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the "BIOPRO RELEASEES"), and hold it harmless from and against any and all Losses (including personal injury, death or property damage) arising from any and all Third Party claims against the BioPro Releasees: (a) that the manufacture, use or sale of the Product in accordance with this Agreement infringes the intellectual property rights of a third party in each country of the Territory; (b) of any nature whatsoever relating to the manufacture of the Product; or (c) caused by a breach or misstatement by Valera of its representations and warranties in Section 9.1; except, in each case, to the extent such Third Party claims result from the fault or negligence of the BioPro Releasees, or its or their material failure to comply with the terms of this Agreement. Valera shall not be liable under this Section 10.2 in the event that the BioPro Releasees admit or settle any such claim without the prior written consent of Valera, which consent shall not be unreasonably withheld, delayed or denied.

     10.3 INDEMNIFICATION PROCEDURE. A Party seeking indemnification (the "INDEMNIFIED PARTY") shall notify, in writing, the other Party (the "INDEMNIFYING PARTY") within fifteen (15) Business Days after the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of being denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity giving rise to the claim for indemnification or the damages therefrom or is materially prejudiced in the defense of the claims giving rise to the right to indemnification.

                               VALERA CONFIDENTIAL

     10.4 DEFENDING CLAIMS. The Indemnifying Party, while reserving the right to contest its obligations to indemnify the Indemnified Party under this Agreement, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right, at its expense, to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable written objection of the Indemnified Party.

                   ARTICLE 11 - INTELLECTUAL PROPERTY MATTERS

     11.1 INTELLECTUAL PROPERTY INFRINGEMENT.

          11.1.1. Without limiting the obligations and requirements of Sections
10.2 through 10.4, each Party will notify the other Party if it receives any notice that the activities engaged in under this Agreement infringe or may infringe any Third Party's intellectual property rights. If BioPro establishes to Valera's reasonable satisfaction that license(s) under such Third Party's intellectual property rights is necessary or advisable for purposes of enabling BioPro to market, use or sell the Products in each country of the Territory, Valera and BioPro shall cooperate to obtain such license(s) for the benefit of Valera and BioPro, in accordance with the following provisions:

          11.1.2. Valera shall be primarily responsible for obtaining any such third party license. The matter shall be deemed resolved if Valera is granted a license, whether royalty-free or royalty-bearing, under the relevant intellectual property rights that would make the continued marketing, use or sale of the Products in each country of the Territory for use in the Primary Indication non-infringing with respect to such Third Party's intellectual property rights.

          11.1.3. However, in the event that Valera is unable to resolve the matter in accordance with Section 11.1.2 in spite of good faith efforts and/or upon terms that are commercially reasonable to Valera, then BioPro shall be entitled to negotiate a license in favor of BioPro under such Third Party's intellectual property rights, provided that BioPro shall not enter into such license without the prior written consent of Valera, such consent not to be unreasonably withheld or delayed. In the event that such license requires BioPro to pay the Third Party royalties, BioPro may deduct such royalties from the amounts due to Valera under Section 7.2.2, such deduction not to exceed an amount equal to two percent (2%) of Net Sales during the applicable Calendar Quarter.

          11.1.4. Should any claim or suit that the Product infringes any Third Party's intellectual property rights in each country of the Territory be upheld by a final, non-appealable order of a court such that BioPro is prevented from marketing, using and selling the Product in each country of the Territory and no license that permits BioPro to market, use and sell the Product in each country of the Territory in accordance with this Agreement is obtained by either Valera or BioPro pursuant to Sections 11.1.2 and 11.1.3, Valera shall repurchase from BioPro, at

                               VALERA CONFIDENTIAL
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                                                                              21


cost, all of the Product currently in BioPro's stock that have not been sold and, if commercially reasonable to Valera, change the Product so as to make it non-infringing. If changing the Product so as to make it non-infringing is not commercially reasonable to Valera, Valera may terminate this Agreement effective upon giving BioPro notice of termination without any liability to BioPro.

     11.2 THIRD PARTY INFRINGEMENT.

          11.2.1. In the event that either Party determines that a Third Party (other than a permitted licensee, transferee or distributor of either Party) is making, using, or selling a product or process that may infringe any of the Intellectual Property relating to the Product, including later issued and acquired patents covering the Product, or any uses or processes pertaining thereto, it will promptly notify the other Party in writing.

          11.2.2. Valera shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a Third Party infringer relating to the Product. Notwithstanding anything contained herein to the contrary, Valera shall have the right, but not the obligation, to bring such a suit. Valera shall bear all the expenses of any such suit brought by it and shall, after retaining for itself an amount equal to such expenses, split equally the remaining balance of any and all recovery and damages therefrom with BioPro. BioPro agrees to be named as a co-plaintiff if Valera brings suit and shall cooperate with Valera (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to BioPro by Valera to the extent such expenses were previously approved in writing by Valera), and shall have the right to consult with Valera and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided herein, Valera shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by Valera (after consultation with BioPro, should BioPro be joined as a party to such suit).

                          ARTICLE 12 - CONFIDENTIALITY

     12.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means all verbal, written, electronically transmitted and/or machine reproduced information, chemical structures, data, documents, methods and Intellectual Property of or relating to the business of either Party or its Affiliates, already provided or disclosed by it or its Affiliates to the other Party, or which will be provided to the other Party under this Agreement, and all materials, data, results, reports and other documents generated by or on behalf of the other Party containing or regarding such information, data, documents, methods and Intellectual Property.

     12.2 OBLIGATIONS. During the Term, each Party may supply to the other Party such Confidential Information as is considered useful solely for the purpose of enabling the other Party to perform its obligations hereunder (the "PURPOSE"). The other Party shall not use or allow the use of the Confidential Information for any purpose other than the Purpose or to enforce its rights under this Agreement.

                               VALERA CONFIDENTIAL

     12.3 EXCEPTIONS. Neither Party shall have any obligation of non-disclosure or non-use hereunder with respect to any Confidential Information which:

               (a) at the time of disclosure to the other Party is already available or known, to the public;

               (b) after disclosure to the other Party becomes available or known to the public through no breach of this Agreement;

               (c) is already lawfully in the possession of the other Party at the time disclosure hereunder was made and such possession is documented by written evidence and not subject to any obligation of non-disclosure or non-use; or

               (d) is received from a Third Party having the right to disclose same and who is not bound by obligations of non-disclosure and/or non-use.

     12.4 COMPELLED DISCLOSURE. If a Party shall become compelled by any requirement of law or pursuant to any legal, regulatory or investigatory proceeding before any court, tribunal or other governmental entity, agency or commission to disclose Confidential Information of the other Party, such Party shall give the other Party prompt written notice of its receipt of the order or notice requiring the disclosure so that the other Party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled Party's obligations under this Article
12. If such protective order, other remedy or waiver is not obtained or granted by the time the compelled Party is required to comply, the compelled Party may furnish only that portion of the Confidential Information of the disclosing Party that it is compelled to disclose and no more.

     12.5 UNAUTHORIZED USE. In case either Party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the other Party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

     12.6 RETURN OF DOCUMENTS. Each Party, upon receipt of a written request from the other Party following the expiration or termination of this Agreement, shall promptly return to the other Party all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto or from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically.

     12.7 OWNERSHIP RIGHTS. Each Party agrees that it shall not claim to have any rights, title or ownership in the Confidential Information of the other Party or any discoveries or inventions based on or derived from the Confidential Information, and that rights, title and ownership in the Confidential Information or any discoveries or inventions based on or derived from said Confidential Information shall, as between the Parties, rest in the disclosing Party. Each party agrees to promptly disclose to the disclosing Party any discoveries or inventions based on or derived from the Confidential Information. Each Party further agrees to assign (and

                               VALERA CONFIDENTIAL
does hereby assign) to the disclosing Party, the sole and exclusive ownership in all such discoveries and inventions and to sign all documents and do all things required to give effect thereto.

     12.8 TERM. The provisions of this Article 12 shall survive the expiration or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Sections 12.3.

                        ARTICLE 13 - TERM AND TERMINATION

     13.1 TERM. This Agreement shall commence upon the Effective Date and shall continue for ten (10) years after the date on which the first Regulatory Approval that allows sales to proceed in any country of the Territory is issued unless sooner terminated as provided elsewhere in this Agreement. This Agreement shall automatically renew for additional periods of one (1) year each unless a Party gives notice to the other Party at least six (6) months prior to the completion of the then-current term.

     13.2 TERMINATION.  This Agreement may be terminated:

               (a) By a Party if the other Party commits a Material Breach and
(i) fails to remedy the breach within thirty (30) Business Days of being required by the first Party to do so; or (ii) where remedy of the breach is not reasonably possible within thirty (30) Business Days, fails to propose a plan within twenty (20) Business Days which, in the opinion of the first Party acting reasonably, is capable of providing a remedy of the breach within ninety (90) Business Days.

               (b) If either Party shall commence as debtor any proceedings under any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation Law or any such proceeding shall be commenced against either Party, or any trustee or receiver shall be appointed therefor, and either Party shall by any act or failure to act indicate approval of or consent to, or acquiescence in such proceedings or in the appointment of any such trustee or receiver; or if any such proceedings brought against either Party shall be approved by any court and shall remain undismissed for thirty (30) Business Days after its levy, then in any such case, the Party not involved in such proceedings shall have the option to terminate this Agreement in its entirety by written notice of such termination to the Party involved in such proceedings and upon the giving of such notice this Agreement shall immediately terminate.

               (c) By either Party, upon at least thirty (30) days prior written notice to the other Parry, if, as a result of an Event of Force Majeure, the other Party is unable to fully perform its obligations hereunder for a period of one hundred fifty (150) consecutive days; provided that if the required performance is met during the thirty (30) day period, this Agreement shall continue in full force and effect as if the notice had not been given.

               (d) By a Party, on a country-by-country and Indication-by-Indication basis, if the Regulatory Authority for such country has finally denied Regulatoiy Approval (or any material part thereof) for the Product with respect to such Indication.

                               VALERA CONFIDENTIAL

               (e) By Valera, on a country-by-country basis, in accordance with

 Section 7.5.2.

               (f) By Valera, on a country-by-country basis and Indication-by-Indication, if BioPro fails to file all Marketing Approval Applications necessary to allow the marketing and sale of the Product in the given country for use in the given Indication within thirty (30) days after the deadline stated in the Plan for such country for the filing of all such Marketing Approval Applications for such Indication.

     13.3 PARTIAL TERMINATION. In the event that any termination of this Agreement is limited to one (1) or more, but not all forms or dosages of the Product, or to a country or Indication, then the effects of such termination shall only apply to the affected form(s), dosage(s), country (ies) or Indication(s), but shall not affect in any way the validity of this Agreement with respect to any other form, dosage, country or Indication.

     13.4 REMEDIES NOT LIMITED. The termination of this Agreement by either Party shall not limit remedies that may be otherwise available.

     13.5 SURVIVAL. Expiration or termination of this Agreement for any reason shall not relieve either party for any breach of this Agreement occurring prior to the expiration or termination of this Agreement. Article 1, Article 7,
Article 8, Article 10, Article 12 and Article 15 and Sections 3.3, 3.5, 4.5, 4.6, 4.7, 11.1, 13.4, 13.5, 13.6 and 13.7 shall survive expiration or termination of this Agreement for any reason in accordance with their respective terms.

     13.6 POST-TERMINATION. Unless Valera terminates this Agreement pursuant to Sections 13.2(a) or 13.2(b), during the six (6) month period following the expiration or termination of this Agreement, BioPro may sell out its stock on hand of the Product. All applicable provisions of this Agreement shall survive termination as necessary to give effect to this Section 13.6.

     13.7 OTHER CONSEQUENCES OF TERMINATION. Upon termination or expiration of this Agreement (whether in whole or in part), BioPro shall within thirty (30) days from the date of receipt of a request from Valera submit all necessary paperwork to all Regulatory Authorities to request assignment to Valera or designee of all Marketing Approval Applications and all related registrations and product numbers for the Product and any other Regulatory Approval held with respect to the Product (in each case whether in BioPro's name or the name of any Affiliate of BioPro); provided that if this Agreement is only terminated as to a particular country or Indication, then only the assignment of all Marketing Approval Applications and all related registrations and product numbers for the Product and any other Regulatory Approval held with respect to the Product (in each case whether in BioPro's name or the name of any Affiliate of BioPro) for such country or Indication shall be required.

                           ARTICLE 14 - FORCE MAJEURE

     14.1 DEFINITION. For the purposes of this Agreement, an "EVENT OF FORCE MAJEURE" means any one or more of the following:

               (a) acts of God;

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
                                                                              25


               (b) expropriation, confiscation or requisitioning of facilities, compliance with any Law not presently existing, or change in the interpretation of any presently existing Law which affects to a degree not presently existing the supply, availability, export or use of the Product, materials or labour;

               (c) acts or inaction on the part of any Governmental Body or Person purporting to act therefor;

               (d) embargoes, or acts of war or the public enemy, whether war be declared or not;

               (e) strikes, public disorder, insurrection, rebellion, riots or violent demonstrations;

               (f) floods, earthquakes, lightning, hail, inclement weather conditions or other natural calamities; and

               (g) any circumstances whether or not of the class or kind specifically named above not within the reasonable control of a Party and which, despite the exercise of reasonable diligence, such Party is unable to prevent, avoid or remove including demand that exceeds Valera's supply of the Product.

     14.2 PROCEDURE. If any Party wishes to invoke an Event of Force Majeure, then it shall (i) promptly following the commencement of such Event of Force Majeure notify the other Parties of the occurrence of such Event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Parties proof of the Event of Force Majeure.

     14.3 SUSPENSION OF OBLIGATIONS. If one of the Parties is unable to perform its obligations under this Agreement because of an Event of Force Majeure, then such Party shall be excused from performance of its obligations under this Agreement until the Event of Force Majeure terminates and the obligations of such Party, which cannot be met due to the Event of Force Majeure, shall be suspended during the pendency of the Event of Force Majeure; provided that such Party uses all reasonable efforts to attempt to prevent, avoid or remove the Event of Force Majeure within the shortest possible delay. Nevertheless, an Event of Force Majeure has no effect on the obligation to pay a sum of money owing for the purchase of the Product.

     14.4 RESOLUTION. If either Party is excused from performance under this Agreement because of an Event of Force Majeure, then the Parties agree to promptly meet and to work in good faith together in an attempt to find appropriate solutions and to shorten the duration of the Event of Force Majeure, to the extent reasonably feasible.

                           ARTICLE 15 - MISCELLANEOUS

     15.1 LIMITATIONS OF LIABILITY. EXCEPT IN RESPECT OF VALERA'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL VALERA'S LIABILITY TO KEY FOR DAMAGES UNDER OR IN RESPECT OF THIS

                               VALERA CONFIDENTIAL

AGREEMENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT PAID TO VALERA UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE DAMAGE, WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT OR OTHERWISE. IN ADDITION, IN NO EVENT SHALL VALERA BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF VALERA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     15.2 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or sent by internationally-recognized overnight courier mail, charges prepaid, addressed as follows:

          If to Valera: Valera Pharmaceuticals, Inc.
                        8 Clarke Drive
                        Cranbury, New Jersey 08512-3617
                        Attention: President
                        Telephone: 609-409-9010
                        Fax: 609-409-1650

          If to BioPro: BioPro Pharmaceutical Inc.
                        21 Sky Road
                        Mill Valley, California 94941
                        Attention: Chairman & CEO
                        Telephone: 415-383-8699
                        Fax: 415-381-0895

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or successfully transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if sent by nationally-recognized overnight courier, on the date on which it was received or first-attempted delivery. Either Party may change its address for service from time to time by giving notice thereof to the other Party in accordance with this Section 15.2.

     15.3 AMENDMENTS. No amendment or waiver shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

     15.4 EXCLUSIVE JURISDICTION. The court with jurisdiction over the then-current headquarters of Valera shall have exclusive jurisdiction over any dispute, controversy or claim arising out of or relating to this Agreement including any question regarding its existence, interpretation, validity, breach or termination. Notwithstanding the foregoing, a party may seek injunctive and other equitable relief in any court of competent jurisdiction. The prevailing party's reasonable attorneys' and accountants' fees, expenses and disbursements) shall be borne by the party against whom judgment is rendered.

                               VALERA CONFIDENTIAL

     15.5 ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by BioPro (except to an Affiliate) without the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed. Valera may assign this Agreement in its sole discretion.

     15.6 FURTHER ASSURANCES. Each Party will, from time to time subsequent to the date hereof, at the request and expense of any other Party, execute and deliver all such documents and do all such other acts and things as that other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.

     15.7 PUBLICITY. Neither Party shall issue any press release or other public announcement relating to existence or terms of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where such announcements are required by law or regulation, in which event the Parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement. The Parties shall cooperate in issuing an initial public release with respect to the signing of this Agreement, either separately or as a joint release.

     15.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument in effect as of the date first above mentioned.

     15.9 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the Laws in effect in the State of New Jersey, U.S.A. applicable to contracts entered into by residents of New Jersey and wholly performed within New Jersey.

     15.10 LANGUAGE. The Parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, have been and shall be drawn up in the English language only.

     15.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement, except as provided in this Agreement. This Agreement shall not be changed or modified except in writing.

                            (SIGNATURE PAGE FOLLOWS)

                               VALERA CONFIDENTIAL

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first set forth above.

VALERA PHARMACEUTICALS, INC.


By: /s/ David S. Tierney                Date: 1/27/2005
    ---------------------------------
    David S. Tierney, CEO


BIOPRO PHARMACEUTICAL INC.


By: /s/ Peter T. S. Huang               Date: 1/28/2005
    ---------------------------------
Name: Peter T. S. Huang
Title: Chairman & CEO

                               VALERA CONFIDENTIAL